As filed with the Securities and Exchange Commission on May 1, 2003
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUMMIT PROPERTIES INC.

(Exact name of Registrant as specified in its charter)

Maryland	56-1857807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

309 East Morehead Street, Suite 200

Charlotte, North Carolina 28202
(704) 334-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

STEVEN R. LeBLANC

President and Chief Executive Officer
Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202
(704) 334-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

DAVID W. WATSON, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Title of Shares Being Registered	Registered (2)	Share (3)	Price (3)	Registration Fee

Common Stock, par value $.01 per share (1)	4,000,000	$19.20	$76,800,000	$6,214

(1)	This Registration Statement also relates to rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock of Summit Properties Inc. which are attached to all shares of common stock issued, pursuant to the terms of the registrant’s Shareholder Rights Agreement dated December 14, 1998. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee for the rights is included in the fee for the common stock.

(2)	Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(3)	This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the common stock of Summit Properties Inc. on April 28, 2003, pursuant to Rule 457(c) under the Securities Act and is made solely for the purpose of determining the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 1, 2003.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

4,000,000 Shares of Common Stock

SUMMIT PROPERTIES INC.

        We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The plan provides you with an economical and convenient method to purchase shares of our common stock under the stock purchase component of the plan, and to reinvest all or a portion of your cash dividends in additional shares of our common stock under the dividend reinvestment component of the plan. The plan administrator and agent is Wachovia Bank, N.A. or any successor bank or trust company as we may from time to time designate. Some of the significant features of the plan are as follows:

•	You may purchase additional shares of our common stock at a 3% discount (subject to change) by automatically reinvesting all or a portion of your cash dividends in the dividend reinvestment program.

•	You may also purchase shares of our common stock at a 3% discount (subject to change) by making optional cash payments of $100 to $10,000 per month. You may make optional cash payments in excess of $10,000 only with our prior written permission. Any optional cash payment in excess of $10,000 will be priced at a discount of 0% to 5% as we may determine in our sole discretion.

•	The agent will purchase our common stock directly from us or in the open market or in privately negotiated transactions, as we may determine from time to time, to fulfill requirements for the plan.

•	Your participation in the plan is voluntary. You may terminate your participation at any time. You may also request that the agent sell any or all of the shares held in your plan account. If you do not choose to participate in the plan, you will continue to receive cash dividends, as declared, in the usual manner.

      We are required to exchange the net proceeds of any sale of our common stock for common units of limited partnership interest in Summit Properties Partnership, L.P. Summit Properties Partnership, L.P. intends to use any net proceeds from investment through the plan to repay indebtedness, invest in new communities and new developments, or maintain currently owned communities or for general corporate purposes. We will bear the expenses relating to the registration of our shares of common stock under federal and state securities laws.

      Our common stock is listed on the New York Stock Exchange under the symbol “SMT.”

      Any investment in shares of our common stock involves risk. You should read “Risk Factors” beginning on page 4 before enrolling in the plan or purchasing any shares of our common stock.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               ,           .

SUMMARY OF THE PLAN
RISK FACTORS
ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
OUR COMPANY
DESCRIPTION OF THE PLAN
PURPOSE
OPTIONS AVAILABLE TO PARTICIPANTS
ADVANTAGES AND DISADVANTAGES
ADMINISTRATION
PARTICIPATION
PURCHASES AND PRICES OF SHARES
STATEMENTS TO PARTICIPANTS
DIVIDENDS ON FRACTIONS
STOCK CERTIFICATES FOR SHARES
WITHDRAWALS AND TERMINATION
OTHER INFORMATION
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENTS
USE OF PROCEEDS
DIVIDENDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Opinion of Goodwin Procter LLP
Opinion of Goodwin Procter LLP as to tax matters
Independent Auditors' Consent

SUMMARY OF THE PLAN

      The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that is important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan. Unless the context otherwise requires, all references to “we,” “us” or “our company” in this prospectus refer to Summit Properties Inc., a Maryland corporation.

Enrollment:	You may participate in the plan if you currently own shares of our stock by submitting a completed authorization form. You may obtain an authorization form from the plan’s agent, Wachovia Bank, N.A. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a bank, broker or other nominee, you may arrange to have the bank, broker or other nominee participate on your behalf or transfer the shares to your name so that you may participate directly.

Initial Investment:	If you do not own any shares of our stock, you may participate in the plan by making an initial investment in our common stock through the plan with a minimum initial investment of $100.

Reinvestment of Dividends:	You may purchase additional shares of our common stock by reinvesting cash dividends on some or all of your shares of our stock.

Optional Cash Payments:	Each month you may purchase additional shares of our common stock by investing between $100 and $10,000, or a larger amount to the extent that we receive and approve a request for waiver of the maximum limit.

Source of Shares:	The agent will purchase shares of our common stock in one of the following ways:

•	directly from us;

•	from parties other than us in the open market; or

•	from parties other than us in privately negotiated transactions.

Purchase Price:	The purchase price of shares of our common stock under the plan depends on whether the agent purchases the shares directly from us or from third parties.

•	If the agent purchases shares of our common stock directly from us with reinvested dividends or optional cash payments that do not exceed $10,000, the price per share will be discounted from the market price at a rate established by us from time to time, which as of the date of this prospectus is 3%. In addition, each month we may establish a discount from the market price applicable only to optional cash payments in excess of $10,000 made pursuant to approved requests for waiver. This discount may be between 0% and 5% of the market price and may vary each month. This discount will apply to the entire optional cash payment of this type and not just the portion that exceeds $10,000.

•	If the agent purchases shares of our common stock on the open market or in privately negotiated transactions from parties other than us with reinvested dividends or optional cash payments, the price per share will be discounted from the market price at a rate established by us from time to time, which as of the date of this prospectus is 3%. We generally will pay any brokerage commission applicable to these types of purchases; however, in the case of open market or privately negotiated transactions, in no event will the aggregate discount, including (a) any applicable brokerage commissions paid by us plus (b) any discount from the market price, exceed the lesser of 5% of the fair market value of our common stock (1) at the time of purchase or (2) on the investment date. You will pay that portion of the aggregate discount that exceeds the applicable threshold.

Tracking your Investment:	The agent will send you periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration:	Wachovia Bank, N.A. initially will serve as the administrator of the plan. You should send all correspondence with the administrator to:

Wachovia Bank, N.A.
1525 West W.T. Harris Boulevard, Building 3C3
Charlotte, North Carolina 28288-1153
Attention: Shareholder Services
(800) 829-8432

RISK FACTORS

      Before you participate in our dividend reinvestment and stock purchase plan and invest in our common stock, you should be aware that there are risks in making such an investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to participate in the plan and purchase our common stock.

RISK FACTORS RELATED TO AN INVESTMENT IN SUMMIT PROPERTIES INC. THROUGH THE PLAN

You will not know the price at which you will be purchasing shares under the plan until several days after you have made an investment decision.

      If you have enrolled in the dividend reinvestment component of the plan and the agent receives your request for withdrawal on or after a dividend record date, but before the payment date, the agent, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your plan account. If you elect to make optional cash payments, you must send funds to the plan administrator at least one business day prior to the related pricing period. Between the time that you decide to purchase shares through the plan and the time of actual purchase, the price of our common stock may fluctuate, or other information may become available to you that would affect your investment decision. Accordingly, you bear the risk of buying shares of our common stock through the plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our common stock.

The price of our stock may decline between the time you decide to sell shares of stock in your plan account and the time that your shares are sold.

      Participation in the plan requires that you register shares of your stock with the agent. If you decide to sell these shares, you may request the agent either to sell your shares or to issue certificates to you so that you may engage a broker to sell your shares. The agent may take up to ten business days to sell your shares. If the market price of our common stock declines during that time, you will have lost the opportunity to sell your shares at the higher price. You bear a similar risk between the time that you request a stock certificate and the time the stock certificate is actually delivered to you.

You will not be able to direct the time or price at which the agent sells your shares.

      If you request the agent to sell the shares held in your plan account, you will not be able to direct the time or price at which your shares are sold. We cannot assure you that the agent will be able to sell your shares at the highest possible price. Moreover, the agent may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

RISK FACTORS RELATED TO AN INVESTMENT IN SUMMIT PROPERTIES INC. GENERALLY

      In addition to the risks relating to an investment in our company through the plan, there are additional risks related to an investment in our company generally. The following risks are applicable as of the date of this prospectus. Therefore, we recommend that you read this prospectus together with the other reports and documents that we file with the Securities and Exchange Commission from time to time, which may supplement, modify, supersede or update these risk factors.

Development and construction risks could affect our profitability.

      We intend to continue to develop and construct apartment communities. Our development and construction activities may be exposed to the following risks:

•	We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. This could result in increased costs and could require us to abandon our activities entirely with respect to the project for which we are unable to obtain permits or authorizations.

•	We may abandon development opportunities that we have already begun to explore. If we abandon a development opportunity, we may fail to recover expenses already incurred in exploring that development opportunity.

•	We may incur construction costs for a community which exceed our original estimates due to increased costs for materials or labor or other costs that were unexpected. Increased or unexpected costs could make completion of a community uneconomical because we may not be able to increase rents to compensate for those construction costs. If we are not able to charge rents that will be sufficient to offset the effects of any increases in construction costs, our profitability could be less than anticipated.

•	Because occupancy rates and rents at a newly completed development may fluctuate, we may not be able to meet our profit estimates for that community. Fluctuations in occupancy rates or rents could be caused by a number of factors, including market and economic conditions.

•	We may be unable to complete construction and lease-up of a community on schedule due to unavailability of materials, weather conditions or other events, resulting in increased debt service expense and construction or reconstruction costs.

Acquisitions may not yield anticipated results.

      We intend to continue to acquire apartment communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

•	Before acquiring a community, we estimate the return on our investment based on expected occupancy and rental rates. If the community is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment.

•	When we acquire an apartment community, we often reposition or redevelop that community with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired community may prove inaccurate. If costs are greater than expected, it may not be possible to meet our profitability goals.

We may not limit our debt level.

      Our Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended, do not contain any limitations on the amount of debt that we may incur. Throughout this prospectus, we refer to our Amended and Restated Articles of Incorporation, as amended, as our “articles of incorporation” and to our Bylaws, as amended, as our “bylaws.” Because we do not have any debt incurrence restrictions in our articles of incorporation or bylaws, our board of directors can increase the amount of outstanding debt at any time. We could incur additional debt without a concurrent increase in our ability to service that additional debt.

Debt or equity financing may not be available and the issuance of equity may dilute existing stockholders’ interests.

      The future issuance of additional equity may dilute the interests of existing stockholders. For example, if we finance future developments and acquisitions with new equity securities instead of additional debt, the interests of our existing stockholders could be diluted. Our ability to execute our business strategy depends on our access to appropriate amounts of debt financing, including lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred stock. Debt or equity financing may not be available to us on favorable terms or at all.

Insufficient cash flow could affect our debt financing and create refinancing risk.

      We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Typically, we repay only a small portion of the principal of our debt before it is due at maturity. Although we may be able to repay a portion of our debt by using our cash flows, we do not expect to have sufficient cash flows available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a real estate investment trust. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

      While we often incur mortgage debt on a property-by-property basis, we also may have debt that is secured by mortgages on more than one of our communities. If we were to default on this debt, the lender would be able to foreclose on as many of these communities as would be necessary for the lender to have complete repayment of the debt. Where mortgage debt relates to only one property, a lender would be able to foreclose only on that one property and would not have the right to take possession of any of our other communities, even if the value of the property foreclosed upon was less than the amount owed to the lender.

Rising interest rates would increase interest costs and could affect the market price of our securities.

      We currently have, and may in the future incur, variable interest rate debt under credit facilities or other instruments as we acquire, construct and reconstruct apartment communities, as well as for other purposes. If interest rates increase, our interest costs will also rise, unless we have made arrangements that hedge the risk of rising interest rates. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding securities.

Interest rate hedging contracts may involve material charges and may not provide adequate protection.

      From time to time when we anticipate offerings of debt securities, we may seek to decrease our exposure to fluctuations in interest rates during the period before the pricing of the securities by entering into interest rate hedging contracts. We may do so to increase the predictability of our financing costs. Also, from time to time, we may rely on interest rate hedging contracts to offset our exposure to moving interest rates on variable rate debt. The settlement of interest rate hedging contracts may involve charges to earnings that may be material in amount. These charges are typically related to the extent and timing of fluctuations in interest rates. Despite our efforts to minimize our exposure to interest rate fluctuations, we cannot guarantee that we will maintain coverage for all of our outstanding indebtedness at any particular time. If we do not effectively protect ourselves from this risk, we may be subject to increased interest costs resulting from interest rate fluctuations. We also may, from time to time, enter into interest rate swap agreements which require us to pay a variable interest rate with respect to certain of our fixed rate debt if we believe that interest rates will decrease. As a result, our interest costs may rise if interest rates increase during the term of the agreement.

Bond financing compliance requirements could limit our income, restrict the use of communities and cause favorable financing to become unavailable.

      We have financed, and may in the future finance, one or more of our apartment communities with obligations issued by local government agencies or organizations. Because holders of this debt financing are generally exempt from federal income taxes on the interest that we pay on this financing, the interest rate is typically lower than it would be for other debt financing. These obligations are commonly referred to as “tax-exempt bonds.” The compliance requirements of tax-exempt bond financings may limit our income from communities that are subject to this financing. Under the terms of tax-exempt bonds, the use of the communities that we finance with these bonds may be restricted, including a requirement that we make some of the apartments available to low and middle income households.

      In addition, in connection with tax-exempt bond financings, we may be required to obtain a guarantee of payment from a financial institution. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or if we are unable to repay the indebtedness, renew the applicable guarantee or otherwise post satisfactory collateral, a default would occur under the applicable tax-exempt bonds and the community would be foreclosed upon.

Failure to generate sufficient revenue could limit cash flow available for distributions to stockholders.

      If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow will decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. Significant expenditures associated with our communities, such as debt service payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in revenues from our communities. If we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

      The market and economic conditions in our markets, particularly metropolitan areas of the southeast and mid-atlantic regions of the United States, may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in our markets include the following:

•	plant closings, industry slowdowns, decreases in employment growth and/or household formation, and other factors that adversely affect the local economy and, as a result, affect the demand for apartment communities;

•	an oversupply of apartment homes;

•	the inability or unwillingness of residents to pay rent increases; and

•	the impact of rent control or rent stabilization laws, or other laws regulating housing, on any of our communities, which could prevent us from raising rents to offset increases in operating costs.

      Any of these risks could adversely affect:

•	our ability to achieve our anticipated yields on our communities;

•	our ability to pay interest or principal on our debt; and

•	our ability to make expected distributions to our stockholders.

      As of the date of this prospectus, our efforts are focused in five core markets: Southeast Florida; Atlanta, Georgia; Charlotte and Raleigh-Durham, North Carolina; and Washington, D.C. We also operate in Texas although, as of the date of this prospectus, we intend to exit our Texas markets and use the sales proceeds from those communities to increase our presence in the Washington, D.C. and Southeast Florida markets. The economic factors driving demand for apartment homes in our markets vary. For example, Southeast Florida’s economic drivers include services, retail trade and tourism; Atlanta’s drivers include services, consumer goods and distribution; and Washington, D.C.’s drivers include government, services, trade/professional associations and technology. Because we focus on these core markets, changes in local economic and market conditions in these markets, or our other core markets from time to time, may significantly affect our current operations and future prospects.

      As of the date of this prospectus, we have experienced weakening apartment fundamentals due to the downturn in the national economy as well as declining economic conditions in our core markets, primarily driven by declines in job growth and/or increases in job losses, residents leaving our communities to purchase homes in the low interest rate environment and the new supply of apartment homes added to our core markets by builders taking advantage of low interest rates. The continued deceleration of economic conditions in our markets or the failure of the national and local economies to rebound in a timely manner could adversely affect our profitability and our ability to service our debt and make distributions to our stockholders. As market and economic conditions affecting us are subject to change, please see our periodic reports filed with the Securities and Exchange Commission for a specific discussion of current market and economic conditions and the related risks. You may obtain copies of these periodic reports by following the procedures described on page 12.

Lease expirations could adversely affect our cash flow.

      We are subject to the risks that, upon expiration, leases for our apartment homes may not be renewed, the apartment homes may not be re-leased, or the terms of renewal or re-lease may be less favorable than current lease terms. The majority of our apartment leases have a term of one year or less. If we are unable to re-lease a substantial number of our apartment homes promptly or if the rental rates are significantly lower than expected, our cash flow would be decreased and our ability to make distributions to our stockholders would be adversely affected. We also have office leases for space in our mixed-use communities with terms ranging from two to ten years. Our cash flow also could be adversely affected if these leases are not renewed or the space is not re-leased promptly or on favorable terms.

Difficulty of selling apartment communities could limit flexibility.

      Real estate in our markets can be hard to sell, especially if market conditions are poor. This may limit our ability to sell apartment communities in our portfolio promptly and/or on terms favorable to us in response to changes in economic or other conditions or if we otherwise desire to sell one or more of our communities. In addition, federal tax laws limit our ability to sell communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our stockholders.

Attractive investment opportunities may not be available which could adversely affect our profitability.

      We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, partnerships, investment companies and other apartment real estate investment trusts. This competition could increase prices for properties of the type we would likely pursue and our competitors may have greater resources than we do. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future, which could adversely affect our profitability.

Failure to succeed in new markets may limit growth.

      We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience is in the southeast, midwest and mid-atlantic regions of the United States and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to obtain land for development or to identify acquisition opportunities;

•	an inability to obtain construction tradespeople; and

•	an unfamiliarity with local governmental and permitting procedures.

Increased competition could limit our ability to lease apartment homes or increase or maintain rents.

      Our apartment communities compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartment homes and to increase or maintain rents.

Our share ownership limit may prevent takeovers beneficial to stockholders.

      For us to maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term “individuals” includes a number of specified entities. Our articles of incorporation include restrictions regarding transfers of our stock and ownership limits that are intended to assist us in satisfying the real estate investment trust ownership limit. The ownership limit in our articles of incorporation may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for our stockholders or otherwise could be in our stockholders’ best interests.

Failure to qualify as a real estate investment trust would cause us to be taxed as a corporation, which would significantly lower cash available for distribution to stockholders.

      If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as a real estate investment trust, or that we will remain qualified in the future. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, for which there are only limited judicial and administrative interpretations. It also involves the determination of a variety of factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a real estate investment trust or the income tax consequences of such qualification.

      If, in any taxable year, we fail to qualify as a real estate investment trust, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable law, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a real estate investment trust would significantly reduce or eliminate the amount of cash available for distribution to our stockholders. Furthermore, we would no longer be required to make distributions to our stockholders.

The ability of our stockholders to control our policies and affect a change of control of our company is limited, which may not be in our stockholders’ best interests.

          Articles of incorporation and bylaw provisions

      There are provisions in our articles of incorporation and bylaws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

•	Our articles of incorporation provide for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

•	Our articles of incorporation authorize our board of directors to issue up to 25,000,000 shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change of control.

•	To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our articles of incorporation generally prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of our stock. In general, pension plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of our stock. Our board of directors may waive or modify the ownership limit for one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a real estate investment trust for federal income tax purposes. These ownership limits may prevent or delay a change of control and, as a result, could adversely affect our stockholders’ ability to realize a premium for their shares of common stock.

          Summit Properties Partnership, L.P.’s partnership agreement

      Summit Properties Partnership, L.P. may not sell or transfer all or substantially all of its assets:

•	or enter into any other similar transaction which would result in the recognition of significant taxable gain by the holders of common units of limited partnership interest, without the approval of holders of 85% of all outstanding common units of limited partnership interest; or

•	without the approval of holders of two-thirds of each of the Series B and Series C preferred units of limited partnership interest if the transaction would materially and adversely affect the respective rights and privileges of these unitholders.

As of April 28, 2003, Summit Properties Inc. held more than 88% of the outstanding common units of limited partnership interest and none of the outstanding preferred units of limited partnership interest. These consent requirements could limit the possibility of an acquisition or change in control of Summit Properties Partnership, L.P.

          Shareholder rights plan

      On December 14, 1998, we adopted a shareholder rights plan. Under the terms of the shareholder rights plan, our board of directors can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock. Unless our board of directors approves of such person’s purchase, after that person acquires more than 15% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. These purchases by the other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our board of directors, however, can prevent the shareholder rights plan from operating in this manner. This gives our board significant discretion to approve or disapprove of a person’s efforts to acquire a large interest in us.

          Maryland law

      As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. Maryland law may delay or prevent offers to acquire us or increase the difficulty of completing an acquisition of us, even if the acquisition is in our stockholders’ best interests.

Compliance or failure to comply with the Americans with Disabilities Act and other similar laws could result in substantial costs.

      Under the Americans with Disabilities Act, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. We believe our communities substantially comply with the present requirements of the Americans with Disabilities Act as they apply to multifamily dwellings. A number of additional federal, state and local laws exist or may be imposed which also may require modifications to our communities or regulate certain renovations with respect to access by disabled persons. The ultimate cost of compliance with the Americans with Disabilities Act or related legislation is not currently ascertainable, and while these costs are not expected to have a material effect, they could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of our investment strategy in particular instances or reduce overall returns on investments.

Potential liability for environmental contamination could result in substantial costs.

      Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required, in many instances regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at that property. We may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by us in connection with any contamination, which may be substantial. The presence of these substances, or the failure to properly remediate the contamination, may materially and adversely affect our ability to borrow against, sell or rent the affected property. In addition, some environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs. In connection with the ownership, operation, management and development of our communities and other real properties, we may be potentially liable for these damages and costs.

      Certain federal, state and local laws, ordinances and regulations govern the removal, encapsulation and disturbance of asbestos-containing materials, or ACMs, when these materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws, ordinances and regulations may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation, management and development of our apartment communities and other real properties, we may be potentially liable for these costs.

      Finally, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms, including severe allergic or other reactions. As a result, the presence of mold at one of our communities could require us to undertake a costly remediation program to contain or remove the mold from the affected community. Such a remediation program could necessitate the temporary relocation of some or all of the community’s tenants or the complete rehabilitation of the property. In addition, the presence of significant mold could expose us to liability from residents and others if property damage or health concerns arise.

      As of the date of this prospectus, assessments of our communities have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets, financial condition or results of operations, nor are we aware of any other environmental conditions which would have a material adverse effect. It is possible, however, that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. Moreover, there can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our communities will not be affected by residents, the condition of land or operations in the vicinity of the communities, such as the presence of underground storage tanks, or third parties unrelated to us. In addition, environmental liabilities could develop at communities sold pursuant to our disposition strategy for which we may have liability.

ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission’s Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Summit Properties Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 001-12792. You may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the New York Stock Exchange under the symbol “SMT.” You may also read our reports, proxy and other information statements, and other information which we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the shares of common stock offered by this prospectus are sold.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 28, 1994 with the Securities and Exchange Commission pursuant to the Securities Exchange Act, and all amendments and reports updating the description.

•	The description of the rights to purchase shares of our Series A Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on December 16, 1998 with the Securities and Exchange Commission pursuant to the Securities Exchange Act, and all amendments and reports updating the description.

      You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit to this prospectus, at no cost, by writing or telephoning us at the following address: Michael G. Malone, Esq., Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202. Telephone requests may be directed to Mr. Malone at (704) 334-3000.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the information incorporated by reference in this prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

•	our declaration or payment of dividends and distributions;

•	our potential developments, acquisitions or dispositions of properties, assets or other public or private companies;

•	the anticipated operating performance of our communities;

•	our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code;

•	the real estate markets in the southeast and mid-atlantic regions of the United States and in general;

•	the availability of debt and equity financing;

•	interest rates;

•	general economic conditions; and

•	trends affecting our financial condition or results of operations.

      You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. The factors described under “Risk Factors” in this prospectus and the other risk factors identified from time to time in our periodic filings with the Securities and Exchange Commission may result in these differences. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

      We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates as of the date of this prospectus or as of the date of the information incorporated by reference in this prospectus. We do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

OUR COMPANY

•	We are a real estate investment trust that focuses on the operation, development, construction, acquisition and management of luxury apartment communities, operating throughout the southeast and mid-atlantic United States. We are a fully integrated organization, which means that we combine multifamily development, construction, acquisition and management expertise.

•	We are the sole general partner of and conduct all of our principal operations through Summit Properties Partnership, L.P. We conduct our management, construction and other businesses through our indirect subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.

•	We have elected to qualify as a real estate investment trust under the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

•	We were originally organized as a real estate investment trust under the laws of the State of Maryland on December 1, 1993 and later changed to corporate form on January 13, 1994. On February 15, 1994, we completed our initial public offering of common stock.

•	Our common stock is listed on the New York Stock Exchange under the symbol “SMT.”

•	Our offices are located at 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202 and our telephone number is (704) 334-3000.

      Additional information regarding Summit Properties Inc., including our audited financial statements and descriptions of our company, is contained in the documents incorporated by reference in this prospectus. See “About This Prospectus and Where You May Find More Information” on page 12.

DESCRIPTION OF THE PLAN

      The following questions and answers constitute our Dividend Reinvestment and Stock Purchase Plan and explain how it works. Our board of directors may elect at any time to increase, decrease, eliminate or modify the payment of dividends on our stock. If you are a stockholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. All references to “our stock” in this prospectus refer collectively to our common stock and any additional classes or series of our capital stock that we may designate and issue in the future.

PURPOSE

1.	What is the purpose of the plan?

      The primary purpose of the plan is to provide both current holders of our stock and interested new investors with an economical and convenient way to invest in Summit Properties Inc. As a current stockholder, you may invest cash dividends in newly issued shares of our common stock at a discount from the market price, and without paying any brokerage commissions or service charges, if the agent purchases the shares for the plan directly from us. You, as well as new investors, may also invest in newly issued shares of our common stock by making optional cash payments at a discount from the market price, and without payment of any brokerage commissions or service charges, if the agent purchases the shares for the plan directly from us. To the extent that the agent purchases shares directly from us under the plan, we will receive additional funds for use as described under the section entitled “Use of Proceeds” on page 33.

      We may use the plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. We will effect these sales by waiving limitations on the amount of optional cash payments which participants may invest each month pursuant to the stock purchase program.

      However, the plan is primarily intended to benefit long-term investors, and not individuals or institutions that engage in short-term trading activities that could cause aberrations in the trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the shares of our common stock acquired through the reinvestment of dividends and optional cash payments under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We may modify, suspend or terminate participation in the plan by otherwise eligible participants in order to eliminate practices which are inconsistent with the purposes of the plan.

OPTIONS AVAILABLE TO PARTICIPANTS

2.	What investment options are available under the plan?

•	Dividend Reinvestment Program. Holders of our stock who wish to participate in the plan, whether record owners, beneficial owners or interested new investors who make an initial investment through the stock purchase program described below, may elect to have all, a portion or none of their cash dividends paid on their shares of our stock automatically reinvested in additional shares of common stock through the dividend reinvestment component of the plan. A record owner is a stockholder who owns shares of our stock in his or her own name. A beneficial owner is a stockholder who beneficially owns shares of our stock that are registered in a name other than his or her own name (for example, the shares are held by and in the name of a bank, broker or other nominee). Cash dividends are paid on our common stock when and as declared by our board of directors, generally on a quarterly basis. Subject to the availability of shares of our common stock registered for issuance under the plan, there is no limitation on the amount of dividends a participant may reinvest under the dividend reinvestment program.

•	Stock Purchase Program. Each month, holders of our stock, as well as new investors, may also elect to purchase shares of our common stock with cash by making optional cash payments, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000. The maximum limit is subject to waiver at our discretion. You may make optional cash payments each month even if dividends on your shares of common stock are not being reinvested and whether or not a dividend has been declared. You are not required to enroll any shares of common stock purchased through the stock purchase program in the dividend reinvestment program, but may choose to do so if you wish.

ADVANTAGES AND DISADVANTAGES

3.	What are the advantages and disadvantages of the plan?

Advantages

•	You may reinvest cash dividends paid on all or a portion of your shares of our stock in shares of our common stock at a 3% discount from the market price (subject to change upon advance notice). You will not pay any brokerage commissions or service charges if the agent purchases the shares for the plan directly from us.

•	You may make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of shares of our common stock at a 3% discount from the market price (subject to change upon advance notice). You will not pay any brokerage commissions or service charges if the agent purchases the shares for the plan directly from us. You may designate all, a portion or none of your newly purchased shares to be enrolled in the dividend reinvestment program.

•	You may reinvest all cash dividends through the dividend reinvestment program because you may purchase fractional shares to be credited to your plan account. Dividends on fractional shares, as well as on whole shares, will also be reinvested in additional shares which we will credit to your plan account.

•	At your election, we will send stock certificates representing the shares purchased for or credited to your plan account directly to you, or the agent will provide for their safekeeping. You will not be charged for this service.

•	You may also elect to deposit for safekeeping with the agent stock certificates representing any other shares of our stock registered in your name. You will not be charged for this service. Because you bear the risk of loss in sending stock certificates to the agent, you should send them by registered mail, return receipt requested and properly insured. If stock certificates are later issued either upon your request or upon termination of your participation in the plan, we will issue the stock certificates to you.

•	The agent will send you periodic statements reflecting all current activity, including your purchases of shares under the plan and your most recent plan account balance. This will simplify your record keeping.

Disadvantages

•	We will not pay you interest on dividends or optional cash payments held by the agent pending reinvestment or investment. In addition, we may return to you, without interest, any optional cash payment of less than $100 and that portion of any optional cash payment which exceeds $10,000, unless we waive the maximum limit. We may also return to you, without interest, optional cash payments above the $10,000 limit for which we have granted a waiver if any threshold price established by us is not met for any trading day during the related pricing period.

•	We will not determine the purchase price of shares that you purchase under the plan until the applicable investment date. As a result, you will not know the actual price per share or the number of shares you have purchased until that date.

•	If you decide to make optional cash payments to purchase shares under the plan, you may be exposed to changes in market conditions for a longer period of time than in the case of typical brokerage transactions.

•	If you request the agent to sell shares of our common stock credited to your plan account, the agent will deduct a nominal transaction fee, any brokerage commission and any applicable stock transfer taxes from the proceeds of the sale.

•	You cannot pledge shares of our common stock deposited in your plan account until the shares are withdrawn from the plan.

ADMINISTRATION

4.	Who administers the plan?

      The agent, Wachovia Bank, N.A., administers the plan, maintains records, provides statements of account activity to participants and performs other duties relating to the plan. You may contact the agent at:

Wachovia Bank, N.A.

1525 West W.T. Harris Boulevard, Building 3C3
Charlotte, North Carolina 28288-1153
Attention: Shareholder Services
(800) 829-8432

      We will send stock certificates representing shares of our common stock purchased pursuant to the stock purchase program, but not designated for investment in the dividend reinvestment program, to you or the agent will hold them, at your discretion, free of charge. Shares designated for investment in the dividend reinvestment program will be held by the agent and registered in the agent’s name (or its nominee) as your agent. As the record holder of your shares, the agent will:

•	receive dividends on all shares subject to the plan held on the dividend record date;

•	credit such dividends to your plan account on the basis of whole or fractional shares held in your account; and

•	automatically reinvest the dividends in shares of our common stock according to the portion of your shares designated to participate in the dividend reinvestment program. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

      The agent also acts as dividend disbursing agent, transfer agent and registrar for our common stock. If the agent resigns or otherwise ceases to act as the plan administrator, we will appoint a new plan administrator to administer the plan.

PARTICIPATION

      For purposes of this section, responses are generally directed to:

•	existing stockholders, according to the method by which their shares are held; or

•	investors who are not currently stockholders but would like to make an initial purchase of our common stock to become a participant.

Existing stockholders hold shares of our stock either as record owners or beneficial owners. If you are a record owner, you may participate directly in the plan. If you are a beneficial owner, you must become a record owner by having one or more shares transferred into your name to participate directly, or coordinate your participation in the plan through the bank, broker or other nominee in whose name your shares are held.

5.	Who is eligible to participate in the plan?

      Record owners. If you own shares of our stock in your own name as a “record owner,” you are eligible to participate directly in the plan.

      Beneficial owners. You are a “beneficial owner” of shares of our stock if your shares are held in a brokerage account, or through a bank or other nominee. If you are a beneficial owner, you may participate in the plan in one of two ways:

•	You may participate directly in the dividend reinvestment component of the plan by becoming a record owner. You may become a record owner by having one or more shares of our stock transferred into your name from that of your bank, broker or other nominee.

•	You may also request that the bank, broker or other nominee who is the record owner participate in the plan on your behalf. Except for instructions received from brokers and bank nominees, we cannot recognize instructions from anyone acting as an agent on behalf of other participants in this plan.

      Non-stockholders. If you do not currently own any shares of our stock, you may participate in the plan by making an initial purchase of common stock through the stock purchase component of the plan.

6.	Are there limitations on participation in the plan other than those described above?

      We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in the plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally permitted or economically practical to offer our common stock under the plan. We may preclude residents of those jurisdictions from participating in the plan.

      We may also limit participation by some stockholders in order to maintain our qualification as a real estate investment trust. In order for us to maintain our qualification as a real estate investment trust, not more than 50% in value of any class or series of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals as defined in the Internal Revenue Code. We may terminate your participation in this plan at any time by sending you written notice of termination if your participation would violate restrictions contained in our articles of incorporation or bylaws which are designed to assure compliance with the Internal Revenue Code. These restrictions prohibit any stockholder, directly or indirectly, from beneficially owning more than 9.8% of any class or series of our outstanding stock. There is an exception for certain stockholders whose beneficial ownership will be “looked through” under the Internal Revenue Code for purposes of the real estate investment trust qualification requirement. These stockholders may not beneficially own, directly or indirectly, more than 15% of any class or series of our outstanding stock.

      If you attempt to transfer or acquire any shares of our stock that would result in direct or indirect ownership of our stock in excess of these limits, or otherwise result in our disqualification as a real estate investment trust, the transfer or acquisition will be null and void. Under our articles of incorporation, we have various rights to enforce these limitations, including conversion of the shares into nonvoting stock and transfer to a trust. The above summary of ownership limitations is qualified in its entirety by reference to our articles of incorporation, as amended from time to time. We may invalidate any purchases made under the plan that, in our sole discretion, may violate the 9.8% or 15% ownership limits. Any grant of a request for waiver under the plan will not be deemed to be a waiver of these ownership limits.

      You cannot transfer your right to participate in this plan except by transferring your interest in our stock to another person.

7.	How do I participate in the plan?

      If you are a record owner of our stock, you may join the plan by completing and signing an authorization form and returning it to the agent. You may obtain an authorization form at any time by contacting the agent at the address or telephone number listed in the answer to Question 4.

      To facilitate participation by beneficial owners, we have made arrangements with the agent to reinvest dividends and accept optional cash payments under the stock purchase program by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. If you are a beneficial owner and wish to join the plan, you must instruct your bank, broker or other nominee to arrange participation in the plan on your behalf. If you wish to participate in the stock purchase component of the plan, a broker and nominee form must also be sent to the agent for the bank, broker or other nominee to participate in the stock purchase program on your behalf. You must make sure that the bank, broker or other nominee passes along the proceeds of any applicable discount for purchases through the plan to your account.

      Alternatively, if you are a beneficial owner of our stock, you may simply request that the number of shares of our stock that you wish to be enrolled in the plan be re-registered by the bank, broker or other nominee in your name as record owner. You may then participate in the plan directly.

      If you do not currently own shares of our stock, you may join the plan as a record owner by completing and signing an authorization form and making an initial investment in an amount between $100 and $10,000, unless we specifically waive the maximum limit. You should mark the box on the authorization form indicating that you are a non-stockholder wishing to become a participant and designate the amount of your initial purchase. At the same time, you may designate all, a portion or none of the common stock you purchase to be enrolled in the dividend reinvestment component of the plan.

8.	What alternatives does the authorization form provide?

      The authorization form allows you to decide the extent of your participation in the plan. It also appoints the agent as your agent and directs us to pay to the agent cash dividends on your shares of our stock enrolled in the dividend reinvestment component of the plan, including all whole and fractional shares of common stock credited to your plan account with each reinvestment or optional cash purchase designated for reinvestment. The agent will automatically reinvest your cash dividends with respect to shares enrolled in the dividend reinvestment program in shares of our common stock. We will pay to you directly any remaining cash dividends not enrolled in the dividend reinvestment program. Additionally, the authorization form directs the agent to purchase shares of our common stock with your optional cash payments, if any, and whether to enroll all, a portion or none of those purchased shares in the dividend reinvestment program.

      By checking the appropriate box on the authorization form, you indicate your choice of the following investment options:

•	Full dividend reinvestment: If you select the full dividend reinvestment option, the agent will apply all cash dividends on all shares of our stock registered in your name or credited to your plan account, together with any optional cash payments you make, toward the purchase of additional shares of our common stock.

•	Partial dividend reinvestment: If you select the partial dividend reinvestment option, the agent will apply the cash dividends on the number of shares of our stock registered in your name and specified on your authorization form or credited to your plan account, together with any optional cash payments you make, toward the purchase of additional shares of our common stock.

•	Optional cash payments: If you select the optional cash payments option, the agent will apply any optional cash payments you make toward the purchase of additional shares of our common stock in accordance with the plan and will apply dividends on those additional shares as directed. Unless you designate all, a portion or none of these shares subject to the plan for enrollment in the dividend reinvestment program, you will be enrolled as having selected the full dividend reinvestment option.

      You may select any one of the options desired, and your designated option will remain in effect until:

•	you specify otherwise by indicating a different option on a new authorization form;

•	you withdraw some or all of your shares from the plan in favor of receiving cash dividends or in order to sell your common stock; or

•	we terminate the plan.

IMPORTANT

      If you return a properly executed authorization form to the agent without electing an investment option, the agent will enroll you as having selected the full dividend reinvestment option.

      The agent will not process your authorization form if you have not properly signed it.

      If the agent receives your authorization form requesting reinvestment of dividends at least five business days before the record date established for a particular dividend, reinvestment will commence with that dividend. If the agent receives your authorization form less than five business days before the record date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a record holder of our stock at that time. In addition, if you wish to make optional cash payments to purchase shares under the stock purchase component of the plan, the agent must receive your full payment by the due date for optional cash payments. If you do not currently hold shares of our stock and wish to make an initial investment to become a participant, the agent must receive both your authorization form and full payment of your designated initial investment by the due date for optional cash payments.

9.	What is the purpose of the broker and nominee form?

      If you hold shares of our stock in a brokerage account, or through a bank or other nominee, you must use the broker and nominee form in order to participate in the plan. The bank, broker or other nominee must send a broker and nominee form to the agent each time that it makes an optional cash payment on your behalf. You may obtain a broker and nominee form at any time upon request to the agent at the address or telephone number specified in the answer to Question 4.

      The agent must receive a broker and nominee form and appropriate instructions no later than five business days before the applicable due date for optional cash payments or your payment will not be invested until the following investment date.

10.	Is partial participation possible under the plan?

      Yes. You may designate for dividend reinvestment any number of shares of our stock that you own. Dividends will be reinvested only on that number of shares you have specified, and you will continue to receive cash dividends on the remainder of your shares.

11.	When may I join the plan?

      If you are a record or beneficial owner you may join the plan at any time. If you are a non-stockholder you may join the plan by making an initial investment of $100 to $10,000 (or more with our permission) when returning the authorization form. Once enrolled in the plan, you remain enrolled until you withdraw from the plan, we terminate your participation or we terminate the plan.

12.	What is the investment date and when will dividends or other cash payments be invested?

      The investment date is the date on which shares of our common stock are purchased with reinvested dividends, optional cash payments or initial investments. The investment date under the plan depends on how you purchase the shares and whether the agent purchases shares for the plan from us or from parties other than us.

•	Dividend reinvestments: The investment date for dividend reinvestments is the quarterly dividend payment date declared by our board of directors if the agent purchases shares directly from us. This means that if you are reinvesting dividends declared on our common stock, the investment date is the date declared for payment of quarterly dividends on our common stock. If the agent purchases shares from parties other than us in open market or privately negotiated transactions, the investment date will be the date or dates of the actual purchases, but no later than ten business days following the dividend payment date. These purchases may be made on any securities exchange on which shares of our common stock are traded, in the over-the-counter market or by privately negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the agent. Neither you nor we have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom the agent purchases shares. However, when the agent makes open market or privately negotiated purchases, the agent shall use its best efforts to purchase the shares at the lowest possible price.

•	Optional cash payments: The investment date for optional cash payments is on or about the first day of each month or, in the case of open market or privately negotiated purchases, no later than the last business day of each month. The agent must receive funds for optional cash payments at least one business day prior to the commencement of the related pricing period.

      The agent will allocate and credit shares to your plan account on the appropriate investment date. No interest will be paid on cash dividends or optional cash payments pending investment or reinvestment under the terms of the plan.

PURCHASES AND PRICES OF SHARES

13.	What will be the price of shares I purchase under the plan?

      If the agent purchases shares of our common stock directly from us with reinvested dividends or optional cash payments that do not exceed $10,000, the price per share will be discounted from the market price at a rate established by us from time to time, which as of the date of this prospectus is 3%. In the case of purchases from us, in no event will the discount from the market price exceed 5% of the fair market value of our common stock on the investment date. In addition, each month we may establish a discount from the market price applicable only to optional cash payments in excess of $10,000 made pursuant to approved requests for waiver. This discount may be between 0% and 5% of the market price and may vary each month. This discount will apply to the entire optional cash payment of this type and not just the portion that exceeds $10,000.

      If the agent purchases shares of our common stock on the open market or in privately negotiated transactions from parties other than us with reinvested dividends or optional cash payments, the price per share will be discounted from the market price at a rate established by us from time to time, which as of the date of this prospectus is 3%. We generally will pay any brokerage commission applicable to these types of purchases; however, in the case of open market or privately negotiated transactions, in no event will the aggregate discount, including (a) any applicable brokerage commissions paid by us plus (b) any discount from the market price, exceed the lesser of 5% of the fair market value of our common stock (1) at the time of purchase or (2) on the investment date. You will pay that portion of the aggregate discount that exceeds the applicable threshold.

      Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs. Except with respect to discounts applicable to waivers, we will provide you with written notice in an appropriate press release of a change in the applicable discount at least 30 days prior to the relevant record date declared by our board of directors, or prior to the enrollment of new investors.

      The “market price,” in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to three decimal places, of our common stock on the New York Stock Exchange or other applicable securities exchange, as reported in the Wall Street Journal, during the pricing period. The “pricing period” is:

•	the ten trading days on which the New York Stock Exchange or other applicable securities exchange is open and for which trades in our common stock are reported, immediately preceding the relevant investment date; or

•	if no trading occurs in our common stock on one or more of those trading days, for ten days immediately preceding the investment date for which trades are reported.

      In the case of shares purchased on the open market or in privately negotiated transactions, the market price will be the weighted average of the actual prices paid, computed to three decimal places, for all of the common stock purchased by the agent with all reinvested dividends and optional cash payments for the related month.

      Neither you nor we shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom the agent purchases shares. However, when the agent makes open market or privately negotiated purchases, the agent shall use its best efforts to purchase the shares at the lowest possible price.

14.	What is the record date for dividend reinvestment?

      For the reinvestment of dividends, the record date is the record date declared by our board of directors.

15.	How will the number of shares purchased for my account be determined?

      Your plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf divided by the applicable discounted market price. The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, plus dividends on the shares in your plan account designated for reinvestment and the amount of any optional cash payments you have made available for investment on the related investment date. Subject to the availability of shares of our common stock registered for issuance under the plan, there is no total maximum number of shares available for issuance in connection with the reinvestment of dividends.

16.	What is the source of common stock I purchase under the plan?

      The agent will purchase shares of our common stock:

•	directly from us;

•	on the open market; or

•	through privately negotiated transactions.

We will determine the source of our common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. Neither we nor the agent are required to provide you with any written notice as to the source of our common stock to be purchased under the plan, but current information regarding the source of the common stock may be obtained by contacting our General Counsel at (704) 334-3000.

17.	How does the stock purchase component of the plan work?

      Generally, if you are a current stockholder, or non-stockholder who has timely submitted a signed authorization form indicating your intention to participate in the stock purchase component of the plan, you may make optional cash payments during any month, whether or not a dividend is declared. If you are a beneficial owner and a bank, broker or other nominee holds shares in the name of a major securities depository, optional cash payments must be made through the use of the broker and nominee form. Optional cash payments must be accompanied by an authorization form or a broker and nominee form, as applicable. Each month the agent will apply any optional cash payments received from you on a timely basis to the purchase of shares of our common stock for your account on the following investment date. The agent will enroll all, a portion or none of these shares in the dividend reinvestment program as directed by you on the authorization form.

      The discount from the market price applicable to optional cash payments up to the monthly limit of $10,000 will be 3% (subject to change). For optional cash payments in excess of $10,000, we will establish the discount each month (between 0% and 5%).

18.	What limitations apply to optional cash payments?

      Minimum/maximum limits. For any investment date, your optional cash payment may not exceed $10,000. A minimum investment of $100 is required. For purposes of these limitations, all of your plan accounts, or all plan accounts under common control, management or representation by a bank, broker or other nominee on a single broker and nominee form, will be aggregated. We may return to you, without interest, any optional cash payment of less than $100 and that portion of any optional cash payment which exceeds $10,000, unless we waive the maximum limit. We may also return to you, without interest, optional cash payments above the $10,000 limit for which we have granted a waiver if any threshold price that we have established is not met for any trading day during the related pricing period.

      Threshold price. For any pricing period, we may establish a minimum or threshold price for optional cash payments made pursuant to approved requests for waiver. If we establish a threshold price, it will be stated as a dollar amount that the purchase price for the shares of our common stock must equal or exceed. If the price of our common stock is less than the threshold price on any trading day during the pricing period, then we will exclude that day and the trading prices for that day from the calculation of the purchase price. For example, if the threshold price is not satisfied for three of the ten days in the pricing period, then the purchase price will be based on the remaining seven days that the threshold price was satisfied. For each day during the pricing period that the threshold price is not satisfied, we will return to you by check one-tenth of each optional cash payment made pursuant to an approved request for waiver, without interest, as soon as practicable after the applicable investment date.

      The establishment of a threshold price and the possible return of a portion of an investment applies only to optional cash payments made pursuant to a request for waiver. The establishment of a threshold price for one pricing period will not affect the establishment of a threshold price for any subsequent pricing period. You will not receive written notice regarding the threshold price for any pricing period.

      Waiver discount. Each month we may establish a discount from the market price applicable only to optional cash payments made pursuant to approved requests for waiver. We refer to this discount in this prospectus as the “waiver discount.” This waiver discount may be between 0% and 5% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments made pursuant to an approved request for waiver for that month. The waiver discount will apply to the entire optional cash payment and not just the portion that exceeds $10,000.

      The establishment of a waiver discount for a particular month will not affect the establishment of a waiver discount for any subsequent month. We will make this determination in our discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the plan, and our current and projected capital needs.

      Request for waiver. You may make an optional cash payment in excess of $10,000 in a given month if you submit a request for waiver form and we approve your request in writing. A copy of this written approval must accompany your optional cash payment. You may obtain a request for waiver form from us by facsimile at (704) 632-3226. At least five business days prior to the applicable due date for optional cash payments for an investment date, we will determine whether to establish a threshold price and/or a waiver discount. You may ascertain whether a threshold price has been set or waived, and obtain the waiver discount, for the given pricing period by telephoning us at (704) 632-3123. We must receive a request for waiver by United States mail or facsimile at (704) 632-3226 for that month at least two business days before the due date for optional cash payments. We will then notify you if your request for waiver has been approved no later than one business day prior to the due date for optional cash payments.

      We have sole discretion whether to grant any approval for optional cash payments in excess of the allowable maximum amount. In deciding whether to approve a request for waiver, we will consider a variety of relevant factors, including, but not limited to:

•	transaction costs;

•	whether the plan is then acquiring newly-issued shares directly from us or acquiring shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining such additional funds through the sale of our common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock;

•	the participant submitting the request;

•	the extent and nature of your prior participation in the plan;

•	the number of shares of our common stock that you hold of record; and

•	the aggregate amount of optional cash payments in excess of $10,000 for which requests for waiver have been submitted by all participants for a given investment date.

If we receive an aggregate amount of requests for waiver for any investment date in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made in connection with approved requests for waiver.

19.	What are the due dates and investment dates for optional cash payments?

      Optional cash payments will be invested every month on the related investment date. The agent must receive funds for optional cash payments at least one business day prior to the commencement of the related pricing period. The investment date is on or about the first day of each month or, in the case of open market or privately negotiated purchases, no later than the last business day of each month. Optional cash payments received by the agent by the due date will be applied to the purchase of shares of our common stock on the investment date which relates to that pricing period. The agent will return to you any funds you send for optional cash payments if your optional cash payment is less than $100. The agent will also return funds for your optional cash payment that exceed the maximum allowable investment of $10,000 per month, unless we granted your prior request for a waiver. In addition, the agent will return any funds that it receives less than one business day prior to the commencement of the related pricing period. Neither we nor the agent will pay you interest on funds you send for optional cash payments pending investment.

20.	When must optional cash payments be received by the agent?

      Each month the agent will apply your optional cash payment to the purchase of shares of common stock for your account on the next investment date. In order for funds to be invested on the next investment date, the agent must have received a check, money order or wire transfer by the due date for optional cash payments, and such check, money order or wire transfer must have cleared before the related investment date. You may use a wire transfer only if approved orally in advance by the agent. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “Wachovia Bank, N.A. – Summit Properties Inc. DRSPP.” Checks returned for any reason will not be resubmitted for collection.

      Neither we nor the agent will pay you interest on optional cash payments held pending investment. Because no interest is paid on cash held by the agent, it normally will be in your best interest to defer optional cash payments until shortly before commencement of the pricing period.

      In order for payments to be invested on the investment date, in addition to the timely receipt of good funds, the agent must have received an authorization form or a broker and nominee form, as appropriate.

21.	May optional cash payments be returned?

      The agent will return your optional cash payment as soon as practicable, if you make a telephone or written request received at least five business days prior to the due date for optional cash payments. Requests received less than five business days prior to that date will not be returned, but instead will be invested on the next related investment date. In addition, a portion of each optional cash payment will be returned to you by check, without interest, as soon as practicable after the investment date for each trading day of the pricing period that does not meet the applicable threshold price for optional cash payments made pursuant to approved requests for waiver. Also, each optional cash payment, to the extent that it does not either conform to the minimum and maximum limitations described above or clear within the time limit described above, will be returned to you as soon as practicable.

22.	Are there any expenses to me in connection with my participation in the plan?

      We pay all costs of administration of the plan, and generally pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash payments under the plan. However, in the case of open market or privately negotiated transactions, in no event will the aggregate discount, including (a) any applicable brokerage commissions paid by us plus (b) any discount from the market price, exceed the lesser of 5% of the fair market value of our common stock (1) at the time of purchase or (2) on the investment date. You will pay that portion of the aggregate discount that exceeds the applicable threshold. In addition, you must pay a nominal transaction fee, brokerage commissions and applicable stock transfer taxes if you request the agent to sell your shares held in your plan account.

STATEMENTS TO PARTICIPANTS

23.	What kind of statements will be sent to me in connection with the plan?

      You will receive an annual statement regarding your account. You will also receive a statement of your account following each purchase of additional shares. These statements constitute a continuing record of the cost of purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of our common stock, including:

•	our annual report to stockholders;

•	our notice of annual meeting and proxy statement in connection with our annual meeting of stockholders; and

•	Internal Revenue Service information for reporting dividends paid.

DIVIDENDS ON FRACTIONS

24.	Will I be credited with dividends on fractional shares?

      Yes. Any fractional share held in your plan account that has been designated for participation in the dividend reinvestment component of the plan will receive a proportionate amount of any dividend declared on our common stock.

STOCK CERTIFICATES FOR SHARES

25.	Will stock certificates be issued for shares I purchase?

      Normally, we will not issue stock certificates for shares that you purchase under the plan. Your account statement will show the number of shares held in your plan account. In addition to minimizing the costs of the plan, this additional service protects against loss, theft or destruction of stock certificates. However, you may at any time submit a written request that the agent issue a stock certificate to you for some or all of the whole shares credited to your account. This request should be mailed to the agent at the address set forth in the answer to Question 4. There is no fee for this service. Any remaining whole shares and any fractional shares will remain credited to your plan account. We will not issue stock certificates for fractional shares of our common stock under any circumstances.

26.	In whose name will stock certificates be registered when issued?

      We will issue stock certificates registered in your name as it appears on your plan account. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If you wish to pledge shares credited to your plan account, you must first withdraw those shares from your plan account.

WITHDRAWALS AND TERMINATION

27.	When may I withdraw from the plan?

      You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the agent receives a request to withdraw prior to a dividend record date set by our board of directors for determining stockholders of record entitled to receive a dividend, the agent will process the request on the day following the agent’s receipt of the request.

      If the agent receives a request to withdraw on or after a dividend record date, but before the payment date, the agent, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your plan account. The agent will then process the request for withdrawal as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date will be paid in cash unless you re-enroll in the plan, which may be done at any time.

      If you send an optional cash payment to the agent prior to your request for withdrawal, the optional cash payment will also be invested on the next investment date, unless you expressly request return of that payment in the request for withdrawal and the agent receives the request for withdrawal at least five business days prior to the due date for optional cash payments.

28.	How do I withdraw from the plan?

      If you wish to withdraw from the plan with respect to all or a portion of the shares held in your plan account, you must notify the agent in writing at its address set forth in the answer to Question 4. Upon your withdrawal from the plan or our termination of the plan, we will issue stock certificates representing the appropriate number of whole shares credited to your account under the plan, free of charge. We will make cash payments for any fractional share.

      Upon withdrawal from the plan, you may also request in writing that the agent sell all or part of the shares credited to your plan account. The agent will sell the shares as requested within ten business days after processing the request for withdrawal. You will receive the proceeds of the sale, less a nominal fee per transaction paid to the agent, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale.

      Please remember that if you elect to sell your stock through the agent, the price of our common stock may decline during the period between the agent’s receipt of your request to sell your shares and the date of the sale in the open market. You bear a similar risk between the time that you request a stock certificate and the time the stock certificate is actually delivered to you.

29.	Are there any automatic termination provisions?

      Your participation in the plan will be terminated if the agent receives written notice of your death or adjudicated incompetency, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for purchases made through the reinvestment of dividends or the due date for optional cash payments. In the event that the agent receives written notice of death or adjudicated incompetency and the related supporting documentation less than five business days before the next record date or due date for optional cash payments, shares will be purchased for your account with the related cash dividend or optional cash payment and your participation in the plan will not terminate until after that dividend or payment has been reinvested. After that time, no additional purchase of shares will be made for your account. Your plan shares and any cash dividends will be forwarded to your legal representative.

OTHER INFORMATION

30.	What happens to my plan shares if I sell or transfer all of the stock registered in my name?

      If you sell or transfer all of the shares registered in your name, you will remain in the plan with respect to any shares enrolled in the plan and held by the agent. You will continue to earn dividends unless you notify the agent to terminate your participation by giving the agent a withdrawal notice prior to the next relevant dividend record date.

31.	What happens if Summit Properties Inc. declares a dividend payable in shares or a stock split?

      The agent will add any dividend payable in shares and any shares resulting from a stock split to your plan account. We will mail directly to you stock dividends or split shares for shares registered in your name, but not enrolled in the plan, as we would if you were not participating in the plan.

32.	How will shares held by the agent be voted at meetings of stockholders?

      If you own shares of our stock, you will receive a proxy card covering both directly-held shares and shares held in the plan. If you return a proxy properly signed and marked for voting, the agent will vote all of your shares covered by the proxy in accordance with the voting instructions on your proxy card. If you return a proxy properly signed, but without voting instructions, the agent will vote all of your shares in accordance with the recommendations of our board of directors, unless applicable laws require otherwise. If you do not return a proxy, or return an unexecuted or improperly executed proxy, the agent may not vote your shares. Only you may vote those shares in person.

33.	What are the responsibilities of Summit Properties Inc. and those of the agent under the plan?

      Neither we nor the agent will be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including:

•	any claim of liability arising out of a failure to terminate your account upon your death;

•	with respect to the price at which shares are purchased;

•	the times when purchases are made; or

•	with respect to any fluctuation in the market value before or after any purchase or sale of shares.

However, nothing in the plan limits our liability with respect to alleged violations of federal securities laws.

      Both we and the agent shall be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

34.	May the plan be changed or discontinued?

      Yes. We may suspend, terminate or amend the plan at any time. We will send notice to you of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after we take any action. We may also substitute another administrator or agent in place of the current administrator and agent at any time; we will promptly inform you of any substitution. We will determine any questions of interpretation arising under the plan, and any determination by us will be final.

35.	Who bears the risk of market fluctuations in the common stock?

      Your investment in shares held in your plan account is no different from your investment in directly-held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

36.	Who should I contact with questions about the plan?

      You should direct all correspondence regarding the plan to:

Wachovia Bank, N.A.
1525 West W.T. Harris Boulevard, Building 3C3
Charlotte, NC 28288-1153
Telephone (800) 829-8432
Attention: Shareholder Services

      Please mention Summit Properties Inc. and this plan in all correspondence.

37.	How is the plan interpreted?

      We will determine any questions of interpretation arising under the plan, and any determination by us will be final. We may adopt rules and regulations to facilitate the administration of the plan. The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.

38.	What are some of my responsibilities under the plan?

      Shares enrolled in the plan are subject to escheat to the state in which you reside in the event that those shares are deemed, under such state’s laws, to have been abandoned by you. Therefore, you should notify the agent promptly in writing of any change of address. Account statements and other communications will be sent to you at the last address provided by you to the agent.

      You will have no right to draw checks or drafts against your plan account or to instruct the agent with respect to any shares of our common stock or cash held by the agent, except as expressly provided in the plan.

39.	May I pledge shares in my plan account?

      You may not pledge any shares of our common stock that you hold in your plan account. Any pledge of shares in your plan account will be null and void. If you wish to pledge shares, you must first withdraw those shares from the plan and request that the agent send you stock certificates for those shares.

40.	If you issue rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?

      If we issue to holders of our common stock rights to purchase additional shares of our common stock or any other securities, the agent will sell those rights relating to shares of our common stock held by the agent for participants and invest the proceeds in additional shares of common stock on the next dividend payment date for the common stock. In the event that those rights are not saleable or detachable, the agent will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the agent, at least five business days before the record date for the rights offering, a written request that stock certificates for shares in your plan account be sent to you.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

AND CONSEQUENCES OF YOUR INVESTMENTS

41.	What are the federal income tax consequences of participation in the plan?

      The following summary is based upon interpretations of current federal tax law. It is important for you to consult your own tax adviser to determine particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The discussion does not deal with particular types of participants that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker dealers; nor does it deal with participants who are not United States persons.

Dividend Reinvestment Program

      The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares (including any fractional shares), you will be treated as having received a distribution in the amount of the fair market value of our stock on the investment date, multiplied by the number of shares (including any fractional shares) purchased. The fair market value will likely equal the average of the high and low prices of our shares on the New York Stock Exchange on the investment date.

      So long as we continue to qualify as a real estate investment trust under the Internal Revenue Code, the distribution will be taxable under the provisions of the Internal Revenue Code applicable to real estate investment trusts and their stockholders, pursuant to which (a) distributions will be taxable to stockholders as ordinary income to the extent of our current and accumulated earnings and profits, (b) distributions which are designated as capital gain distributions by us will be taxed as long-term capital gain to stockholders to the extent they do not exceed our net capital gain for the taxable year, (c) distributions which are not designated as capital gains distributions and which are in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder’s shares (but not below zero), and (d) such distributions in excess of a stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.

      You should be aware that, because shares purchased with reinvested dividends may be purchased with a 3% discount, as of the date of this prospectus, the taxable income received by you as a participant may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

      Your tax basis in your shares acquired with reinvested dividends pursuant to the plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period for shares (including fractional shares) acquired under the dividend reinvestment feature of the plan generally will begin on the day after the shares were acquired for your account. Consequently, shares of our stock purchased in different quarters will have different holding periods.

      The agent will report to you for tax purposes the dividends to be credited to your account as well as any discounts. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

Stock Purchase Program

      The federal income tax treatment to participants who acquire shares at a discount through the stock purchase component of the plan is unclear. The Internal Revenue Service has ruled privately in a similar situation that a participant who makes an optional cash payment under the plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares that are purchased by the participant over the amount of optional cash payment made by the participant. Fair market value for these purposes will likely equal the average of the high and low prices of our shares on the New York Stock Exchange on the applicable investment date. Private letter rulings are not precedent, nevertheless such rulings often reflect the current thinking of the Internal Revenue Service. Any distribution which the participant in the optional cash payment feature of the plan is treated as having received as a result of a discount will generally be subject to federal income tax under the rules described above under “Dividend Reinvestment Program.”

      Your tax basis in your shares acquired through optional cash payments pursuant to the plan will generally equal the total amount of distributions you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for shares (including fractional shares) acquired through optional cash payments under the plan generally will begin on the day after the shares were acquired. Consequently, shares of our stock purchased in different months will have different holding periods.

      You will not realize any taxable income upon receipt of stock certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan. You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and your tax basis.

42.	How are income tax withholding provisions applied to stockholders who participate in the plan?

      If you fail to provide certain federal income tax certifications in the manner required by law, dividends on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for your account may be subject to federal income tax withholding at the rate of 30% for 2003 (decreasing to 28% in 2006). If withholding is required for any reason, we will withhold the appropriate amount of tax and the balance in shares will be credited to your account. Certain stockholders, including most corporations, are exempt from these withholding requirements.

      If you are a foreign stockholder whose dividends are subject to federal income tax withholding at the 30% rate, or a lower treaty rate, we will withhold the appropriate amount of tax and the balance in shares will be credited to your account.

43.	Are there special considerations associated with an investment in the common stock of a real estate investment trust?

Federal income taxation

      In the opinion of our tax counsel, Goodwin Procter LLP, commencing with our first taxable year ended December 31, 1994, we have been organized and have operated in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our proposed method of organization and operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and will continue to operate in accordance with various assumptions and representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results.

      If we have met and continue to meet the requirements for taxation as a real estate investment trust, including the requirement that we distribute to our stockholders at least 90% of our real estate investment trust taxable income, excluding net capital gains, for a taxable year, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we currently distribute to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow us to deduct dividends paid to our stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation of investment earnings that C corporations would be required to pay. When we use the term “double taxation,” we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the stockholder level when the stockholder pays taxes on the distributions it receives from the corporation’s income in the way of dividends.

      Even if we qualify as a real estate investment trust, we will be subject to tax under certain circumstances. For example, we will be subject to a 100% tax on our net income from “prohibited transactions,” which are generally sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. We currently do not expect to owe a material amount of any federal tax. In addition, activities conducted through a taxable real estate investment trust subsidiary, such as Summit Management Company, are subject to tax at regular corporate rates. A taxable real estate investment trust subsidiary generally permits a real estate investment trust to engage in activities that would produce income not satisfying the applicable real estate investment trust gross income tests. We currently do not expect to earn a significant amount of our income through taxable real estate investment trust subsidiaries.

      A real estate investment trust must satisfy various requirements under the Internal Revenue Code generally intended to ensure that the real estate investment trust’s income and assets are related to the ownership and operation of real estate and real estate-related assets, and that ownership of the real estate investment trust does not become concentrated among too few persons. These requirements include, but are not limited to, the following: (a) during the last half of each taxable year not more than 50% in value of our outstanding shares may be owned by five or fewer individuals, defined to include certain entities; (b) we must derive on an annual basis at least 75% of our gross income from, in general, real estate and real estate-related investments; (c) we must derive on an annual basis at least 95% of our gross income from, in general, real estate, real estate-related investments, and investments in securities; (d) we must satisfy on a quarterly basis various asset tests intended to ensure that our assets consist mostly of real estate and real estate-related assets; and (e) we must distribute annually at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for dividends paid and by excluding any net capital gain. The requirements for qualification and taxation as a real estate investment trust may limit our ability to engage in certain activities or take certain actions in which we would otherwise engage or would otherwise take.

Failure to qualify

      If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends taxable as ordinary income and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of United States stockholders and potential tax consequences of their investment in our common stock

      When we refer to a United States stockholder, we mean a holder of common stock that is for federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	a partnership, trust or estate treated as a domestic partnership, trust or estate.

      For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

      Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred stock and then to our common stock. Such dividends will be taxable to the holders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder’s tax basis in the shares, and the distribution in excess of a United States stockholder’s tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by our company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

      Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held its common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

      Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains, and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder’s real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder’s long-term capital gains.

      Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from our company and gain from the disposition of the common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from our company, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of the common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

      Sale of the common stock. Upon the sale or exchange of the common stock, the holder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of such shares of common stock. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a holder on the sale of common stock held for not more than six months, and with respect to which capital gains were required to be included in such holder’s income, will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

      Treatment of tax-exempt stockholders. Distributions, including deemed distributions of undistributed long-term capital gains, from our company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock. However, qualified trusts that hold more than 10% by value of the shares of particular real estate investment trusts may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

State and local tax

      Summit Properties Inc. and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of our company and our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

USE OF PROCEEDS

      We will receive proceeds from the sale of shares of our common stock that the agent purchases directly from us for the plan. The terms of our partnership agreement with Summit Properties Partnership, L.P. require us to invest the net proceeds of any sale of our common stock in Summit Properties Partnership, L.P. in exchange for common units of limited partnership interest. Summit Properties Partnership, L.P. intends to use the net proceeds from our sale of common stock to repay indebtedness, invest in new communities and new developments, or maintain currently owned communities or for general corporate purposes. We will not receive any proceeds under the plan from the agent’s purchase of shares of our common stock from third parties on the open market or in privately negotiated transactions.

DIVIDENDS

      We have paid dividends since our incorporation. In order to accommodate the provisions of this plan, we anticipate that record dates will normally be the tenth day of January, April, July and October. We anticipate that dividends will be payable generally on the fifteenth day of the month subsequent to these record dates. The actual dates will be set by our board of directors in its sole discretion from time to time.

Our board of directors may elect at any time to increase, decrease, eliminate or modify the payment of dividends on our stock.

PLAN OF DISTRIBUTION

      Except to the extent that the agent purchases shares of common stock in open market or privately negotiated transactions, the shares of common stock acquired under the plan will be sold directly by us. We may sell shares of common stock to stockholders (including brokers or dealers) who, in connection with any resales of those shares, may be deemed to be underwriters. Those shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. The difference between the price stockholders pay to us for shares of our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which these shares are resold, may be deemed to constitute underwriting commissions received by those stockholders in connection with such transactions.

      Subject to the availability of shares of our common stock registered for issuance under the plan, there is no total maximum number of shares that we may issue in connection with the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of common stock acquired through the reinvestment of dividends and optional cash payments under the plan.

      We generally will pay brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon withdrawal by a participant from the plan by the sale of common stock held under the plan, the participant will receive the proceeds of the sale less a nominal fee per transaction paid to the agent (if such resale is made by the agent at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

      Our common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Summit Properties Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          You should rely on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This prospectus does not constitute an offer to sell the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

4,000,000 Shares

Summit Properties Inc.

Common Stock

Prospectus

                              ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the fees and expenses payable in connection with the issuance and distribution of the securities registered hereby. All amounts except the registration fee are estimated.

SEC Registration	$6,214
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Printing and Duplicating Fees	10,000
Miscellaneous	786

Total	$52,000

Item 15.	Indemnification of Directors and Officers.

      Our articles of incorporation and bylaws limit the liability of our directors and officers. The articles of incorporation and bylaws require us to indemnify our directors, officers and, as authorized by the board of directors, certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits a corporation to indemnify its directors, officers and certain other parties for judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding, except if it is established that (a) the indemnified party actually received an improper personal benefit in money, property or services, (b) the act or omission of the indemnified party was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter giving rise to the proceeding, or (c) in the case of a criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. This provision does not limit our ability or that of our stockholders to obtain other relief, such as an injunction or rescission.

      Summit Properties Partnership, L.P.’s partnership agreement limits the liability of the general partner and its directors and officers for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. The agreement also requires Summit Properties Partnership, L.P. to indemnify the general partner and its directors and officers and certain other parties to the fullest extent permitted from time to time by Delaware law.

      Pursuant to the authority granted in the articles of incorporation and bylaws and Summit Properties Partnership, L.P.’s partnership agreement, we and Summit Properties Partnership, L.P. have entered into indemnification agreements with our directors and executive officers. The indemnification agreements require, among other matters, that we and Summit Properties Partnership, L.P. indemnify our executive officers and directors to the fullest extent permitted by law and advance to such officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We and Summit Properties Partnership, L.P. must also indemnify and pay certain expenses incurred by such officers and directors seeking to enforce their rights under the indemnification agreements and, to the extent that we maintain directors’ and officers’ liability insurance, must cover such officers and directors under such insurance policy. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

Item 16.	Exhibits.

3	.1.1	Articles of Incorporation of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.’s Registration Statement on Form S-11, Registration No. 33-90706).
3	.1.2	Articles Supplementary to Articles of Amendment and Restatement of Summit Properties Inc. designating 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock of Summit Properties Inc. dated April 29, 1999 (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 001-12792).
3	.1.3	Articles Supplementary to Articles of Amendment and Restatement of Summit Properties Inc. designating 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock of Summit Properties Inc. dated September 3, 1999 (incorporated herein by reference to Exhibit 99.1 to Summit Properties Partnership, L.P.’s Current Report on Form 8-K filed on September 17, 1999, File No. 000-22411).
3	.2.1	Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.’s Registration Statement on Form S-11, Registration No. 33-90706).
3	.2.2	First Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, File No. 001-12792).
3	.2.3	Second Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.3 to Summit Properties Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, File No. 001-12792).
4.1		Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and Wachovia Bank, N.A. (formerly First Union National Bank), as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Summit Properties Inc.’s Registration Statement on Form 8-A, filed on December 16, 1998).
*5	.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
*8	.1	Opinion of Goodwin Procter LLP as to certain tax matters.
*23	.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2		Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and 8.1 hereto).
24.1		Powers of Attorney (included on signature page of Registration Statement).
99.1		Form of Authorization Form (incorporated herein by reference to Exhibit 99.1 to Summit Properties Inc.’s Registration Statement on Form S-3, Registration No. 333-51623).
99.2		Form of Broker and Nominee Form (incorporated herein by reference to Exhibit 99.2 to Summit Properties Inc.’s Registration Statement on Form S-3, Registration No. 333-51623).
99.3		Form of Request for Waiver Form (incorporated herein by reference to Exhibit 99.3 to Summit Properties Inc.’s Registration Statement on Form S-3, Registration No. 333-51623).

*	Filed herewith

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, the State of North Carolina, on this 1st day of May 2003.

SUMMIT PROPERTIES INC.

By:	/s/ STEVEN R. LEBLANC

Steven R. LeBlanc
President and Chief Executive Officer

      KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of William B. McGuire, Jr., William F. Paulsen and Steven R. LeBlanc as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM B. MCGUIRE, JR. William B. McGuire, Jr.	Co-Chairman of the Board of Directors	May 1, 2003

/s/ WILLIAM F. PAULSEN William F. Paulsen	Co-Chairman of the Board of Directors	May 1, 2003

/s/ STEVEN R. LEBLANC Steven R. LeBlanc	Director, President and Chief Executive Officer (Principal Executive Officer)	May 1, 2003

/s/ GREGG D. ADZEMA Gregg D. Adzema	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2003

/s/ JAMES M. ALLWIN James M. Allwin	Director	May 1, 2003

/s/ HENRY H. FISHKIND Henry H. Fishkind	Director	May 1, 2003

/s/ JAMES H. HANCE, JR. James H. Hance, Jr.	Director	May 1, 2003

/s/ WENDY RICHES Wendy Riches	Director	May 1, 2003

/s/ NELSON SCHWAB III Nelson Schwab III	Director	May 1, 2003

EXHIBIT INDEX

3	.1.1	Articles of Incorporation of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.’s Registration Statement on Form S-11, Registration No. 33-90706).
3	.1.2	Articles Supplementary to Articles of Amendment and Restatement of Summit Properties Inc. designating 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock of Summit Properties Inc. dated April 29, 1999 (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 001-12792).
3	.1.3	Articles Supplementary to Articles of Amendment and Restatement of Summit Properties Inc. designating 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock of Summit Properties Inc. dated September 3, 1999 (incorporated herein by reference to Exhibit 99.1 to Summit Properties Partnership, L.P.’s Current Report on Form 8-K filed on September 17, 1999, File No. 000-22411).
3	.2.1	Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.’s Registration Statement on Form S-11, Registration No. 33-90706).
3	.2.2	First Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, File No. 001-12792).
3	.2.3	Second Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.3 to Summit Properties Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, File No. 001-12792).
4.1		Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and Wachovia Bank, N.A. (formerly First Union National Bank), as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Summit Properties Inc.’s Registration Statement on Form 8-A, filed on December 16, 1998).
*5	.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
*8	.1	Opinion of Goodwin Procter LLP as to certain tax matters.
*23	.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2		Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and 8.1 hereto).
24.1		Powers of Attorney (included on signature page of Registration Statement).
99.1		Form of Authorization Form (incorporated herein by reference to Exhibit 99.1 to Summit Properties Inc.’s Registration Statement on Form S-3, Registration No. 333-51623).
99.2		Form of Broker and Nominee Form (incorporated herein by reference to Exhibit 99.2 to Summit Properties Inc.’s Registration Statement on Form S-3, Registration No. 333-51623).
99.3		Form of Request for Waiver Form (incorporated herein by reference to Exhibit 99.3 to Summit Properties Inc.’s Registration Statement on Form S-3, Registration No. 333-51623).

*	Filed herewith